FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces Fourth-Quarter And Full-Year Results For Fiscal 2004

Fourth-Quarter Earnings Increase 157% Over Year-Ago Quarter; Full-Year Earnings 34% Higher Than Last Year; Four Consecutive Quarters of Higher Earnings

ST. LOUIS, March 25, 2004 - A.G. Edwards, Inc. (NYSE: AGE) today announced results for the fiscal year and fourth quarter ended February 29, 2004.

Net earnings for fiscal 2004 were $159 million, or $1.97 diluted earnings per share, on net revenues of $2.5 billion. For the prior fiscal year, net earnings were $119 million, or $1.46 diluted earnings per share, on net revenues of $2.2 billion.

For the fourth quarter of fiscal 2004, net earnings were $54 million, or $0.67 diluted earnings per share, on net revenues of $689 million. Net earnings for the fourth quarter last year were $21 million, or $0.26 diluted earnings per share, on net revenues of $514 million.

"Earnings growth throughout fiscal 2004 reflects our employees' efforts to help clients benefit from an improved market environment while attracting new investors to our client-first philosophy," said Robert L. Bagby, chairman, chief executive officer and president. "We experienced growth in nearly all of our commission and asset-management revenue categories for the fiscal year. Investment-banking revenues reached a record annual high. Total client assets of $300 billion reached the highest level in more than three years.

"On top of these results, we are confident the recent rollout of our national branding initiative will create greater awareness of our unique business model and aid us in attracting clients to A.G. Edwards. This, in turn, will deliver increasing value to our shareholders."

RESULTS OF OPERATIONS

Commissions - Commission revenues increased 22 percent ($198 million) in fiscal 2004 and increased 45 percent ($96 million) in the fourth quarter when compared to their respective time periods last year. These results primarily reflect increased client interest in equities and mutual funds. All commission-revenue categories experienced growth in the full year and fourth quarter.

Asset Management and Service Fees - For fiscal 2004, asset-management and service-fee revenues increased 9 percent ($59 million) versus fiscal 2003, while these revenues in the fourth quarter increased 36 percent ($53 million) versus last year's fourth quarter. The results for fiscal 2004 reflect growth in all product and service areas except for distribution fees received from certain money funds that reached expense caps due to low money fund yields. The results for the fourth quarter reflect the removal of these expense caps by the money funds, along with growth in all other asset-management and service-fee revenue categories.

Principal Transactions - Revenues from principal transactions in fiscal 2004 declined 5 percent ($14 million) compared to fiscal 2003. For the fourth quarter this year, principal-transaction revenues declined 3 percent ($2 million) compared to the fourth quarter last year. Both time periods reflect decreased investor interest in fixed-income products partially offset by increased corporate-equity revenue.

Investment Banking - For fiscal 2004, A.G. Edwards enjoyed record investment-banking revenues of $322 million, an increase of 28 percent ($71 million) from last year. For the fourth quarter, investment-banking revenues increased 56 percent ($29 million) versus the year-ago quarter. Both time periods largely reflect continued strength in the underwriting of a variety of closed-end funds, and significant growth in follow-on equity underwritings.

Net Interest Revenue - Interest revenue net of interest expense declined 7 percent ($8 million) in fiscal 2004 but increased 11 percent ($2 million) in the fourth quarter versus the same periods in fiscal 2003. The full-year results were due to declines in average client-margin balances and in the average interest rates charged on these balances. The fourth-quarter results reflect a change by A.G. Edwards in the base rates charged on client-margin balances along with modestly higher average balances.

Other Revenue - For fiscal 2004, other revenue decreased $4 million when compared to fiscal 2003. Other revenue in the fourth quarter decreased $3 million compared to the year-ago quarter.

Non-Interest Expenses - Non-interest expenses increased 11 percent ($229 million) during fiscal 2004 compared to the prior fiscal year. For the fourth quarter, non-interest expenses increased 26 percent ($125 million) compared to the same quarter a year ago.

Compensation and benefits for fiscal 2004 increased 13 percent ($196 million) compared to fiscal 2003. For the fourth quarter, compensation and benefits increased 33 percent ($114 million) versus the same quarter last year. Compensation and benefits in both time periods reflect higher commissions and incentive compensation following increased revenue and earnings.

Non-compensation-related expenses increased 6 percent ($33 million) for fiscal 2004 and increased 8 percent ($11 million) during the fourth quarter compared to the same periods last year. Both the full-year and fourth-quarter time periods reflect expenses associated with the branding initiative and increases in legal reserves and professional services.

ADDITIONAL STOCKHOLDER INFORMATION

Total client assets at the end of fiscal year were $300 billion, a 24 percent increase when compared to the end of fiscal 2003. As currently reported, total client assets have been adjusted to include those client assets acquired through A.G. Edwards that are held by other organizations.

As of February 29, 2004, stockholders' equity was $1.78 billion, for a book value per share of $22.09. Diluted per-share earnings for fiscal 2004 were based on 81.0 million average common and common equivalent shares outstanding compared to 81.2 million in fiscal 2003. Diluted per share earnings for the fourth quarter were based on 81.3 million average common and common equivalent shares outstanding compared to 81.6 million in the year-ago quarter.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 117 years, individuals and businesses have turned to A.G. Edwards & Sons to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass 6,980 financial consultants in 708 offices nationwide and two European locations in London, England and Geneva, Switzerland.

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This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of marketing strategies, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

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